Exhibit 1.6

CDC Software to Acquire Innovative Provider of On-Demand Supply Chain Planning Solutions

JRG Delivers Advanced Planning and Scheduling Applications as a Managed Service over the Internet for Food, Beverage and Consumer Goods Companies

[ATLANTA, January 20, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that it has signed a definitive agreement to purchase substantially all of the business assets of JRG Software, Inc., a leader in on-demand supply chain planning solutions delivered as Software as a Service (SaaS). The transaction, which is expected to close by the end of the month, subject to various closing conditions, is anticipated to be highly accretive to CDC Software through the current hosted service environment of JRG Software customers and through cross-channel opportunities in the global CDC Software customer community of more than 4,000 companies worldwide.

CDC Software delivers industry-leading enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management applications. CDC Software’s products include Ross Systems’ ERP, Pivotal’s CRM and IMI’s supply chain solutions. With the acquisition of JRG, CDC Software will expand its already broad footprint in enterprise software and provide another on-demand solution that streamlines adoption for a broad variety of companies on a global scale.

JRG’s One Plan is an on-demand solution for factory planning and scheduling that combines a highly interactive graphical planning environment with integrated business intelligence to enable the real-time creation, sharing and monitoring of production plans across a manufacturing organization. The key capabilities and benefits of the JRG One Plan solution include:

•	Dynamic Planning & Scheduling ?V Rapid re-planning and what-if simulation to respond effectively to changing business conditions

•	Visibility & Collaboration ?V Instant sharing of dynamic planning data to coordinate responses to change across departments and companies

•	Monitoring & Messaging ?V Continuous prediction of key operational metrics, with alerts and workflow to resolve potential problems before they occur

“Used by food and consumer products companies such as Ghirardelli Chocolate, Carvel Ice Cream, Wise Snacks and See’s Candies, the JRG applications are proven successful as supply chain planning solutions provided as an on-demand service,” said Rick Marquardt, president of CDC Software. “This acquisition is a recognition of our significant commitment to the services delivery model. CDC Software intends to be an industry leader in providing both the hosted model of software services, particularly in hyper-growth developing markets, while continuing to provide enterprise software via traditional licenses where it makes sense for a particular customer or industry.”

“The mutual benefits to JRG, CDC Software and their respective customers are obvious here,” said Jane Biddle, vice president of manufacturing research for industry analyst firm Aberdeen. “CDC Software maintains a deep commitment to the food, beverage and consumer products industries with its enterprise software and services. Through its expertise in these same industries, JRG has developed unique solutions that can be made available, on-demand, to a wide array of companies. The products and services of both companies are highly complementary. JRG customers will have access to industry-specific enterprise software systems, and CDC Software customers will have access to sophisticated yet nimble planning and scheduling applications.”

“At JRG, we have proven that the on-demand delivery of software services is an effective solution for helping companies streamline critical supply chain functions and improve overall efficiency,” said Dr. George Roumeliotis, CEO of JRG. “As part of the CDC Software community, our customers will now have access to a full breadth of industry-leading enterprise software solutions, delivered in the model that makes the most sense for each individual business need.”

Steven Chan, acting CEO of CDC Corporation, said, “JRG is one of several acquisition targets that we are actively evaluating and negotiating and look to conclude this quarter. The acquisition of JRG reflects our commitment to leveraging our strong balance sheet of US$212 million in net cash to continue acquiring synergistic companies and products. In addition to double-digit organic growth, acquisitions will be used to expand our solution offerings, broaden our global reach and solidify our position as a worldwide leader in the enterprise software markets.”

About Aberdeen

Aberdeen Group is the leading provider of fact-based research and advice for the global technology-driven value chain, delivering solutions for business and technology executives. Our portfolio of research-based solutions comprises benchmarking, market and solution assessments, solution selection and sales acceleration programs, and networking conferences. For more information, please visit Aberdeen on their website www.aberdeen.com or call +1-617-723-78.

About JRG

JRG, Inc. is the leader in providing build-to-consumption production scheduling solutions for the Consumer Packaged Goods (CPG) industry. The JRG product suite includes JRG Factory Scheduler and JRG Performance Manager, enabling customers to deliver on-time to Wal-Mart and other power retailers, while minimizing production and inventory carrying costs. JRG is located in San Mateo, Calif., and was founded in 2001.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: www.cdccorporation.net

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 4,000 customers worldwide. For more information about CDC Software, please visit the website: www.cdcsoftware.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the proposed transaction between CDC Software and JRG, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the products, the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether any anticipated transaction or strategic initiatives are ever consummated; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations, technology or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations Sarah Yeaney Articulate Communications Inc. 212.255.0080, ext. 35 syeaney@articulatepr.com	Investor Relations Craig Celek, VP Investor Relations Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 craig.celek@cdccorporation.net